NEWS RELEASE
FOR RELEASE ON OR AFTER: January 30, 2007
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President,Chief Financial Officer 608-361-7405

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MARK J. GLIEBE NAMED TO
REGAL-BELOIT CORPORATION’S BOARD OF DIRECTORS

January 30, 2007 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE: RBC) announced that Mark J. Gliebe, the Company’s President and Chief Operating Officer, has been appointed to the Company’s Board of Directors as a Class “B” Director.

Mr. Gliebe was appointed to fill the vacancy on the Board of Directors that resulted from the retirement of James L. Packard, who retired as a director and executive officer of the Company on December 31, 2006.

Mr. Gliebe joined the Company in January 2005 and served as Vice President and President-Electric Motors Group from January 2005 until December 2005, when he was named to his current positions of President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Gliebe worked for General Electric Company as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000 to 2004. In that position, Mr. Gliebe had general manager responsibilities for GE’s motor businesses including Commercial AC motors, HVAC/refrigeration motors, Appliance Motors and Controls, Electric Vehicle Motors and Controls, and the Capacitors business.

“We are extremely pleased to announce the addition of Mark Gliebe to our Board,” stated Henry W. Knueppel, REGAL-BELOIT CORPORATION’s Chairman and CEO. “Mark has been a key leader at the Company since he came aboard in January 2005. He has a vast knowledge of our industry and superb leadership skills that will make him an asset to our board.”

REGAL-BELOIT CORPORATION is a leading manufacturer of electrical and mechanical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America and in Mexico, Europe and Asia.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regal-beloit.com